Exhibit 99.1

BIOVERATIV INC.

2017 EMPLOYEE STOCK PURCHASE PLAN

Section 1.                                          Purpose of Plan and Defined Terms

This 2017 Employee Stock Purchase Plan is intended to enable Eligible Employees of Bioverativ Inc. and its Designated Subsidiaries to use payroll deductions to purchase Common Stock in offerings under this Plan, and thereby acquire an ownership interest in the Company.  This Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.

Exhibit A, which is incorporated by reference, defines the capitalized terms used in this Plan and sets forth certain operational rules related to those terms.

Section 2.                                          Administration of Plan

This Plan will be administered by the Administrator, which will have the authority to interpret this Plan, determine eligibility under this Plan, prescribe forms, rules and procedures relating to this Plan and otherwise do all things necessary or appropriate to carry out the purposes of this Plan.  All determinations and decisions by the Administrator regarding the interpretation or application of this Plan will be final and binding on all persons.

The Administrator may specify the manner in which the Company and/or Eligible Employees are to provide notices and forms under this Plan, and may require that such notices and forms be submitted electronically.

Section 3.                                          Offerings to Purchase Common Stock

The maximum aggregate number of shares of Common Stock available for purchase under this Plan by Eligible Employees will be 1,625,000 shares, subject to adjustment pursuant to Section 16 of this Plan.  Shares of Common Stock to be delivered upon exercise of Purchase Rights under this Plan may be either shares of authorized but unissued Common Stock, treasury shares, or Common Stock acquired in an open-market transaction.  If any Purchase Right granted under this Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Common Stock subject to such Purchase Right will again be available for purchase under this Plan.  If, on a Purchase Date, the total number of shares of Common Stock that would otherwise be subject to a Purchase Right granted under this Plan exceeds the number of shares then available under this Plan (after deduction of all shares for which Purchase Rights have been exercised or are then outstanding), the Administrator shall make a pro rata allocation of the shares remaining available for purchase under this Plan in as uniform a manner as shall be practicable and as it shall determine to be equitable.  In such event, the Administrator shall notify each Participant of such reduction and of the effect on the Participant’s Purchase Rights and shall similarly reduce the rate of payroll deductions, if necessary.

Section 4.                                          Eligibility

(a)                                 Eligibility Requirements. Each Employee (i) who completes and submits a Payroll Deduction Form by the time and in accordance with the procedures set forth in Section 7(a) of this Plan, (ii) whose customary Employment with the Company or a Designated Subsidiary, as applicable, is for more than five (5) months per calendar year, (iii) who customarily works twenty (20) hours or more per week, and (iv) who satisfies the requirements set forth in this Plan will be an Eligible Employee, subject to any limitations and exceptions provided elsewhere in this Plan or any sub-plan or separate offering contemplated by Section 17.

(b)                                 Five Percent Shareholders.  No Employee may be granted a Purchase Right under this Plan if, immediately after the Purchase Right is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.

(c)                                  Foreign Employees.  Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) will not be eligible to participate in this Plan if (i) the grant of a Purchase Right under this Plan to the Employee is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the foreign jurisdiction would cause this Plan to violate the requirements of Section 423.

(d)                                 Additional Requirements.  The Administrator may, for Offering Periods that have not yet commenced, establish additional eligibility requirements not inconsistent with Section 423.

Section 5.                                          Offering Periods

(a)                                 This Plan will generally be implemented by a series of separate offering periods (each, an “Offering Period”) during which shares of Common Stock will be offered for purchase under this Plan.  Unless otherwise determined by the Administrator, the Offering Periods will be successive periods of approximately three (3) months commencing on the first Business Day of each calendar quarter, anticipated to be on or around January 1, April 1, July 1 and October 1 of each year, and ending on the last Business Day of each calendar quarter, anticipated to be on or around March 31, June 30, September 30 and December 31, as applicable, of each year.  The Administrator may change the commencement date, the ending date and the duration of the Offering Periods to the extent permitted by Section 423.

(b)                                 Notwithstanding anything in Section 5(a) to the contrary, the first Offering Period will commence fourteen (14) days following the Effective Date and will end on March 31, 2017 or, if such Offering Period does not commence prior to March 1, 2017, on June 30, 2017 (the “Initial Offering Period”).

Section 6.                                          Grant of Purchase Rights

On the first day of an Offering Period, each Participant automatically will be granted a right to purchase Common Stock (a “Purchase Right”) on the last Business Day of each

Offering Period (each, a “Purchase Date”), subject to the limitations set forth in Section 4 and Section 10 of this Plan and the Maximum Share Limit; provided, however, that no Participant will be granted a Purchase Right under this Plan that would permit the Participant’s right to purchase Common Stock under this Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Purchase Right granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.  The Administrator may change the Purchase Date to the extent permitted by Section 423.  Notwithstanding anything in this Plan to the contrary, no Purchase Right under this Plan may be exercised after 27 months from its grant date.

Section 7.                                          Method of Participation

(a)                                 Payroll Deduction and Participation Authorization.  To participate in an Offering Period, an Eligible Employee must complete and submit to the Administrator a Payroll Deduction Form in accordance with the procedures prescribed by and in a form acceptable to the Administrator and, in so doing, the Eligible Employee will thereby become a participant in this Plan (a “Participant”), which participation will be effective as of the first day of the Offering Period.  Such an Eligible Employee will remain a Participant with respect to subsequent Offering Periods until his or her participation in this Plan is terminated as provided herein.  Such Payroll Deduction Form must be completed and submitted within the first three full weeks of the month immediately prior to the first day of an Offering Period, or such other time as specified by the Administrator; provided, that for the Initial Offering Period, the Payroll Deduction Form must be completed and submitted within the first fourteen (14) days following the Effective Date.

(b)                                 Changes to Payroll Deduction Authorization for Subsequent Offering Periods.  A Participant’s payroll deduction authorization will remain in effect for subsequent Offering Periods unless the Participant completes and submits a new Payroll Deduction Form within the time specified by the Administrator prior to the first day of the subsequent Offering Period or the Participant’s Purchase Right is cancelled pursuant to Section 13 or Section 14 of this Plan.

(c)                                  Changes to Payroll Deduction Authorization for Current Offering Period.  During an Offering Period, a Participant’s payroll deduction authorization may be reduced once, but may not be increased.  Any reduction to a Participant’s payroll deduction authorization must be delivered to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator and will be effective as soon as administratively practicable.  If a Participant’s payroll deduction authorization is reduced to zero percent (0%) during an Offering Period, payroll deductions previously accumulated during such Offering Period will be applied to purchase Common Stock on the Purchase Date for that Offering Period and the Participant’s participation in this Plan will thereupon terminate, unless the Participant has delivered a new Payroll Deduction Form for the subsequent Offering Period in accordance with the rules of Section 7(b) above.  A Participant may also terminate his or her payroll deduction authorization during an Offering Period by canceling his or her Purchase Right in accordance with Section 13 of this Plan.

(d)                                 Payroll Deduction Percentage.  Each payroll deduction authorization will request payroll deductions in multiples of one percent (1%) of the Eligible Employee’s Eligible Earnings for each payroll period within an Offering Period, up to a maximum of ten percent (10%).

(e)                                  Payroll Deduction Account.  All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Book Account.  Amounts credited to a Participant’s Book Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

Section 8.                                          Method of Payment

A Participant must pay for Common Stock purchased under this Plan with accumulated payroll deductions credited to the Participant’s Book Account, unless otherwise provided by the Administrator under a sub-plan or separate offering contemplated by Section 17.

Section 9.                                          Purchase Price

The Purchase Price of shares of Common Stock issued pursuant to the exercise of a Purchase Right on the Purchase Date of an applicable Offering Period will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (a) the Fair Market Value of a share of Common Stock on the date on which the Purchase Right was granted pursuant to Section 6 of this Plan (i.e., the first Business Day of the Offering Period) and (b) the Fair Market Value of a share of Common Stock on the date on which the Purchase Right is deemed exercised pursuant to Section 10 of this Plan (i.e., the Purchase Date).

Section 10.                                   Exercise of Purchase Rights

(a)                                 Purchase of Shares.  With respect to each Offering Period, on the applicable Purchase Date, each Participant will be deemed to have exercised his or her Purchase Right and the accumulated payroll deductions in the Participant’s Book Account will be applied to purchase the greatest number of shares of Common Stock (including fractional shares) that can be purchased with such Participant’s Book Account balance at the applicable Purchase Price; provided, however, that no more than 1,250 shares of Common Stock may be purchased by a Participant on any Purchase Date, or such lesser number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”) and, provided further, that such purchase is subject to the limitations set forth in Section 6 of this Plan and Section 10(b).  As soon as practicable after each Purchase Date, unless otherwise provided by the Administrator in accordance with any procedures prescribed by the Administrator, the Company will transfer or cause to be transferred the shares of Common Stock so purchased by a Participant to a designated brokerage account maintained for the Participant.  Such purchased shares shall be held in “street name”, unless otherwise designated by the Administrator.

(b)                                 Return of Account Balance.  Any amount of payroll deductions in a Participant’s Book Account that are not used for the purchase of shares of Common Stock, whether because of the Participant’s withdrawal from participation in an Offering Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable.  If the Participant’s accumulated payroll deductions on the Purchase Date of an Offering Period would otherwise enable the Participant to purchase shares of Common Stock in excess of the Maximum Share Limit or the maximum Fair Market Value set forth in Section 6 of this Plan, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Common Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Purchase Date.

Section 11.                                   Interest

No interest will be payable on any amount held in any Participant’s Book Account.

Section 12.                                   Taxes

Payroll deductions will be made on an after-tax basis.  The Administrator will have the right to make such provision as it deems necessary for, and may condition the exercise of a Purchase Right on, the satisfaction of its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of Common Stock under this Plan.  In the Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares of Common Stock to the Company, including shares of Common Stock purchased under this Plan, valued at Fair Market Value, but not in excess of the minimum statutory amounts required to be withheld.

Section 13.                                   Cancellation and Withdrawal

(a)                                 Cancellation of Payroll Deduction Authorization.  A Participant who has been granted a Purchase Right under this Plan may cancel all (but not less than all) of such Purchase Right and terminate his or her payroll deduction authorization by notice delivered to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator.  To be effective with respect to an upcoming Purchase Date, such cancellation notice must be delivered not later than five (5) Business Days prior to such Purchase Date (or such other time as specified by the Administrator).  Upon such termination and cancellation, the balance in the Participant’s Book Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter.  For the avoidance of doubt, a Participant who reduces his or her withholding rate for future payroll periods to zero percent (0%) pursuant to Section 7 of this Plan will be deemed to have terminated his or her Payroll Deduction Form and canceled his or her participation in future Offering Periods, unless the Participant has delivered a new Payroll Deduction Form for a subsequent Offering Period in accordance with the rules of Section 7(b) of this Plan.

(b)                                 401(k) Hardship Withdrawal.  To the extent the Company relies on the safe harbor provided by Section 1.401(k)-1(d)(3)(iv)(E)(2) of the Treasury Regulations, a Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then current Offering Period as of the date of such hardship withdrawal and amounts accumulated in the Participant’s Book Account as of such date will be returned to the Participant, without interest, as soon as administratively practicable thereafter.  To the extent the Company relies on the safe harbor provided by Section 1.401(k)-1(d)(3)(iv)(E)(2) of the Treasury Regulations, an Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Offering Periods commencing after the date of his or her hardship withdrawal until the first Offering Period that begins at least six months after the date of his or her hardship withdrawal.

Section 14.                                   Termination of Employment; Death of Participant; Leave

(a)                                 Termination of Employment or Death of Participant.  Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason during an Offering Period prior to the Purchase Date or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Purchase Right held by the Participant under this Plan will be canceled, the balance in the Participant’s Book Account will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under this Plan.

(b)                                 Leaves of Absence.  In the event a Participant ceases to remain in active service during an Offering Period by reason of an approved leave of absence, the effect of such leave of absence on such Participant’s participation in this Plan shall be determined in accordance with Section 423.

Section 15.                                   Equal Rights; Participant’s Rights Not Transferable

All Participants granted rights to purchase Common Stock in an offering under this Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423.  Any Purchase Right granted under this Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner.  In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Purchase Rights granted to the Participant under this Plan may be terminated by the Company and, upon the return to the Participant of the balance of the Participant’s Book Account, without interest, all of the Participant’s rights under this Plan will terminate.

Section 16.                                   Change in Capitalization; Corporate Transaction

(a)                                 Change in Capitalization.  In the event of any change in the outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Common Stock available under this Plan, the number and type of shares of Common Stock granted or purchasable under any outstanding Purchase Right and the purchase price per share of Common Stock under any outstanding Purchase Right will be appropriately adjusted; provided, that any such adjustment shall be made in a manner that complies with Section 423.

(b)                                 Corporate Transaction.  In the event of a Corporate Transaction, the Administrator may, in its discretion, (i) if the Company is merged with or acquired by another corporation, provide that each outstanding Purchase Right under this Plan will be assumed or exchanged for a substitute right granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation, (ii) cancel each outstanding Purchase

Right under this Plan and return the balance in each Participant’s Book Accounts to each Participant, and/or (iii) pursuant to Section 17 of this Plan, terminate the Offering Period on or before the date of the proposed sale, merger or similar transaction.

Section 17.                                   Amendment and Termination of Plan; Separate Offerings; Sub-Plans

(a)                                 Amendment.  The Board reserves the right at any time or times to amend this Plan to any extent and in any manner it may deem advisable; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within the period required by Section 423.

(b)                                 Termination.  The Board reserves the right at any time or times to suspend or terminate this Plan.  In connection therewith, the Board may provide, in its sole discretion, either that outstanding Purchase Rights will be exercisable either on the Purchase Date for the applicable Offering Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Purchase Date for the applicable Offering Period), or that the balance of each Participant’s Book Account will be returned to the Participant, without interest.

(c)                                  Separate Offerings; Sub-Plans.  Notwithstanding the foregoing or any provision of this Plan to the contrary, consistent with the requirements of Section 423, the Administrator may, in its sole discretion, amend the terms of this Plan, or an offering, and/or provide for separate offerings under this Plan in order to, among other things, reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

Section 18.                                   Approvals

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver Common Stock under this Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such Common Stock and to any requirements of any applicable national securities exchange, and to compliance by the Company with other applicable legal requirements in effect from time to time.

Section 19.                                   Participants’ Rights as Shareholders and Employees

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Common Stock covered by a Purchase Right granted hereunder until such Purchase Right has been exercised, full payment has been made for such shares, and the shares have been issued to the Participant.

Nothing contained in the provisions of this Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Subsidiary or as interfering with the right of the Company or any Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Subsidiary at any time.

Section 20.                                   Information Regarding Dispositions.

By electing to participate in this Plan, each Participant agrees to notify the Company in writing within 15 days of any disposition of shares of Common Stock acquired under this Plan.

Section 21.                                   Governing Law

This Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal or local law.

Section 22.                                   Effective Date and Term

The Board has adopted this Plan and, subject to approval of the Plan by the Company’s stockholder, will become effective on the date on which the distribution of Common Stock of the stockholders of the Biogen, Inc. is consummated (such date, the “Effective Date”).  No rights will be granted hereunder after the earliest to occur of (a) this Plan’s termination by the Company, (b) the issuance of all shares of Common Stock available for issuance under this Plan or (c) the day before the 10-year anniversary of the Effective Date.

EXHIBIT A

Definition of Terms

The following terms, when used in this Plan, will have the meanings and be subject to the provisions set forth below:

“401(k) Plan”:  A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company for the benefit of its employees.

“Administrator”:  The Compensation Committee of the Board, except that the Compensation Committee may delegate its authority under this Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law.  In each case, references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Affiliate” Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under Sections 414(b) or 414(c) of the Code, except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable.  The Company may at any time by amendment provide that different ownership thresholds apply.

“Board”:  The Board of Directors of the Company.

“Business Day”:   Any day on which the national exchange or trading system on which the Common Stock is traded is available and open for trading.

“Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Common Stock”:  Common stock of the Company, par value $0.001 per share.

“Company”:  Bioverativ Inc., a Delaware corporation.

“Corporate Transaction”:  A (i) consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company (or any Affiliate) is not the surviving corporation or which results in the acquisition of all or substantially all of the then outstanding shares of Common Stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) sale or transfer of all or substantially all of the Company’s assets or (iii) dissolution or liquidation of the Company.  Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) as determined by the Compensation Committee of the Board, the Corporate Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Designated Subsidiary”:  A Subsidiary of the Company that has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in this Plan as set forth on Exhibit B to this Plan.  For the avoidance of doubt, any Subsidiary of the Company shall be eligible to be designated as a Designated Subsidiary hereunder.

“Effective Date”:  The date set forth in Section 22 of this Plan.

“Eligible Earnings”:  Regular base salary, overtime payments, shift differentials, annual bonuses, commissions and other sales incentives (excluding, for the avoidance of doubt, any non-cash payments or awards or long-term incentive payments or awards).  Eligible Earnings will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) Plan or a plan under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.

“Eligible Employee”:  Any Employee who meets the eligibility requirements set forth in Section 4 of this Plan.

“Employee”:  Any person who is employed by the Company or a Designated Subsidiary.  For the avoidance of doubt, independent contractors and consultants are not “Employees”.

“Fair Market Value”:

(a) If the Common Stock is readily traded on an established national exchange or trading system (including the NASDAQ Global Select Market), the closing price of a share of Common Stock as reported by the principal exchange on which such Common Stock is traded; provided, however, that if such day is not a trading day, Fair Market Value will mean the reported closing price of a share of Common Stock for the immediately preceding day that is a trading day.

(b) If the Common Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for shares of Common Stock where the bid and ask prices are quoted.

(c) If the Common Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.

“Initial Offering Period”:  The meaning set forth in Section 5(b) of this Plan.

“Maximum Share Limit”:  The meaning set forth in Section 10 of this Plan.

“Offering Period”:  An offering period established in accordance with Section 5(a) of this Plan.

“Parent”:  A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”:  The meaning set forth in Section 2(a) of this Plan.

“Participant’s Book Account”:  A payroll deduction book account maintained in the Participant’s name by the Company.

“Payroll Deduction Form”: The payroll deduction and participant authorization form provided by the Administrator that an Employee must complete and submit in order to participate in this Plan.

“Plan”:  This Bioverativ Inc. 2017 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Date”:  The date set forth in Section 6 of this Plan or otherwise designated by the Administrator with respect to a particular Offering Period on which a Participant will be deemed to have exercised the Purchase Right granted to him or her for such Offering Period.

“Purchase Price”:  The price per share of Common Stock with respect to an Offering Period determined in accordance with Section 9 of this Plan.

“Purchase Right”: A right to purchase shares of Common Stock granted pursuant to an offering under this Plan as set forth in Section 6 of this Plan.

“Section 423”:  Section 423 of the Code and the regulations thereunder.

“Subsidiary”:  A “subsidiary corporation” as defined in Section 424(f) of the Code.

EXHIBIT B

Designated Subsidiaries

Designated Subsidiaries as of the date of adoption of this Plan by the Board are listed below:

Bioverativ Therapeutics Inc.	Delaware
Bioverativ U.S. LLC	Delaware
Bioverativ Pacific LLC	Delaware
Bioverativ Japan Ltd.	Japan
Bioverativ Canada Inc.	Ontario, Canada